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Exhibit 21: Subsidiaries of the Registrant

The following subsidiaries represent the significant subsidiaries of the Registrant as of December 31, 2005:

Ryland Homes of California, Inc., a Delaware corporation
The Ryland Corporation, a California corporation
Ryland Organization Company, a California corporation

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  Exhibit 21: Subsidiaries of the Registrant